Exhibit 10.2

DIRECTOR AGREEMENT

This DIRECTOR AGREEMENT (the “Agreement”), is entered into as of _____________(the “Effective Date”), by and between AsiaPac AdTechinno Group Limited, an exempted company incorporated under the laws of the Cayman Islands (the “Company”), and ___________, an individual (the “Director”) (individually, each a “Party” and collectively, the “Parties”).

WHEREAS, the Company desires to employ the Director as its director of the Board to assure itself of the services of the Director during the term of Employment (as defined below).

WHEREAS, the Director desires to be employed by the Company as its director during the term of Employment and upon the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the mutual promises contained herein, the adequacy and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.	POSITION

The Director hereby accepts the positions of a director of the Board of the Company (the “Employment”).

2.	TERM

Subject to the terms and conditions of this Agreement, the term shall commence on the Effective Date and until Director’s earlier death, resignation or removal (the “Term”).

3.	DUTIES AND RESPONSIBILITIES

(a)	The Director’s duties at the Company will include all jobs of a director customarily related to this function as may be determined and assigned by the Board and as may be required by the Memorandum and Articles of Association of the Company, as amended and restated from time to time (the “Charter Documents”), and the guidelines, policies and procedures of the Company approved from time to time by the Board.

(b)	The Director shall devote as much working time and attention as necessary to the perform [his/her] duties at the Company, including duties as a member of one or more committees of the Board, to which the Director may hereafter be appointed. The Director shall perform such duties described herein in accordance with the general fiduciary duty of directors.

(c)	The Director shall not, without the prior written consent of the Board, become an employee of, or otherwise be concerned or interested in any business or entity that engages in the same business in which the Company and its subsidiaries and affiliates (collectively, the “Group”) engage (any such business or entity, a “Competitor”), provided that nothing in this clause shall preclude the Director from holding any shares or other securities of any Competitor that is listed on any securities exchange or recognized securities market anywhere if such shares or securities represent less than 5% of the competitors outstanding shares and securities. The Director shall notify the Company in writing of [his/her] interest in such shares or securities in a timely manner and with such details and particulars as the Company may reasonably require.

4.	NO BREACH OF CONTRACT

The Director hereby represents to the Company that: (i) the execution and delivery of this Agreement by the Director and the performance by the Director of the Director’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any other agreement or policy to which the Director is a party or otherwise bound, except for agreements entered into by and between the Director and any member of the Group pursuant to applicable law, if any; (ii) that the Director has no information (including, without limitation, confidential information and trade secrets) relating to any other person or entity which would prevent, or be violated by, the Director entering into this Agreement or carrying out his duties hereunder; (iii) that the Director is not bound by any confidentiality, trade secret or similar agreement (other than this) with any other person or entity except for other member(s) of the Group, as the case may be.

5.	RENUMERATION AND BENEFITS

(a)	Remuneration. A monthly fee equal to the amount of US$________ , payable in accordance with the Company’s regular payroll practices (the “Remuneration”). Such Remuneration is subject to annual review and adjustment by the Board. The Director shall be responsible for [his/her] own individual income tax payment on the Remuneration in jurisdictions where the Director resides.

(b)	Bonus. The Director shall be eligible for Bonuses determined by the Board.

(c)	Equity Incentives. To the extent the Company adopts a share incentive plan, the Director will be eligible to participate in such plan pursuant to the terms and conditions thereof as determined by the Board.

(d)	Benefits. The Director is eligible for participation in any standard employee benefit plan of the Company that currently exists or may be adopted by the Company in the future, including, but not limited to, any retirement plan, life insurance plan, health insurance plan and travel/holiday plan.

(e)	Reimbursements. The Director shall be entitled to reimbursement by the Company for all reasonable ordinary and necessary travel and other expenses incurred by the Director in the performance of [his/her] duties under this Agreement; provided that [he/she] properly accounts for such expenses in accordance with the Company’s policies and procedures.

6.	TERMINATION OF THE AGREEMENT

(a)	By the Company.

(i)	For Cause. The Company may terminate the Employment for cause, at any time, without notice or remuneration (unless notice or remuneration is specifically required by applicable law, in which case notice or remuneration will be provided in accordance with applicable law), if:

(1) the Director is convicted or pleads guilty to a felony or to an act of fraud, misappropriation or embezzlement,

(2) the Director has been grossly negligent or acted dishonestly to the detriment of the Company,

(3) the Director has engaged in actions amounting to willful misconduct or failed to perform [his/her] duties hereunder and such failure continues after the Director is afforded a reasonable opportunity to cure such failure; or

(4) the Director violates Section 7 or 8 of this Agreement Upon termination for cause, the Director shall be entitled to the amount of base salary earned and not paid prior to termination. However, the Director will not be entitled to receive payment of any severance benefits or other amounts by reason of the termination, and the Director’s right to all other benefits will terminate, except as required by any applicable law.

(ii)	For death and disability. The Company may also terminate the Employment, at any time, without notice or remuneration (unless notice or remuneration is specifically required by applicable law, in which case notice or remuneration will be provided in accordance with applicable law), if:

(1) the Director has died, or

(2) the Director has a disability which shall mean a physical or mental impairment which, as reasonably determined by the Board, renders the Director unable to perform the essential functions of [his/her] employment with the Company, with or without reasonable accommodation, for more than 120 days in any 12-month period, unless a longer period is required by applicable law, in which case that longer period would apply.

Upon termination for death or disability, the Director shall be entitled to the amount of base salary earned and not paid prior to termination. However, the Director will not be entitled to receive payment of any severance benefits or other amounts by reason of the termination, and the Director’s right to all other benefits will terminate, except as required by any applicable law.

(iii)	Without Cause. The Company may terminate the Employment without cause, at any time, upon _______ days’ prior written notice, or immediately by providing payment in lieu of notice equal to the Director’s base salary for the applicable notice period. Upon termination without cause, the Director shall be entitled to the amount of base salary and other amounts earned and not paid prior to termination, and severance benefits or other amounts by reason of the termination.

(b)	By the Director. The Director may terminate the Employment at any time with a ______ days’ prior written notice to the Company, subject to approval of the Board or an alternative arrangement with respect to the Employment is agreed to by the Board. The Company may, at its discretion, waive all or part of such notice period and elect to provide payment in lieu of notice equal to the Director’s base salary for the applicable notice period, in which case the Director’s employment shall terminate immediately or on such earlier date as determined by the Company. Upon the Director’s termination of the Employment, the Company shall provide compensation to the Director equivalent to the amount of base salary and other amounts earned and not paid prior to termination.

(c)	Notice of Termination. Any termination of the Director’s employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party. The notice of termination shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination.

7.	CONFIDENTIALITY AND NON-DISCLOSURE

(a)	Confidentiality and Non-disclosure. The Company and the Director each acknowledge that, in order for the intentions and purposes of this Agreement to be accomplished, the Director hereby agrees at all times during the Term and after [his/her] termination, to hold in the strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, corporation or other entity without prior written consent of the Company, any Confidential Information. The Director understands that “Confidential Information” means any proprietary or confidential information of the Company, its affiliates, or their respective clients, customers or partners, including, without limitation, technical data, trade secrets, research and development information, product plans, services, customer lists and customers, supplier lists and suppliers, software developments, inventions, processes, formulas, technology, designs, hardware configuration information, personnel information, marketing, finances, information about the suppliers, joint ventures, franchisees, distributors and other persons with whom the Company does business, information regarding the skills and compensation of other employees of the Company or other business information disclosed to the Director by or obtained by the Director from the Company, its affiliates, or their respective clients, customers or partners, either directly or indirectly, in writing, orally or otherwise, if specifically indicated to be confidential or reasonably expected to be confidential. Notwithstanding the foregoing, Confidential Information shall not include information that is generally available and known to the public through no fault of the Director.

(b)	Company Property. The Director understands that all documents (including computer records, facsimile and e-mail) and materials created, received or transmitted in connection with [his/her] work or using the facilities of the Company are property of the Company and subject to inspection by the Company at any time. Upon termination or at any other time when requested by the Company, the Director will promptly deliver to the Company all documents and materials of any nature pertaining to [his/her] work with the Company and will provide written certification of [his/her] compliance with this Agreement. Under no circumstances will the Director have, following [his/her] termination, in [his/her] possession any property of the Company, or any documents or materials or copies thereof containing any Confidential Information.

(c)	Employer Information. The Director agrees that [he/she] has not and will not, during the Term, improperly use or disclose any proprietary information or trade secrets of any current or former employers or other persons or entities with which the Director has an agreement or duty to keep in confidence information acquired by Director, if any. The Director will indemnify the Company and hold it harmless from and against all claims, liabilities, damages and expenses, including reasonable attorneys’ fees and costs of suit, arising out of or in connection with any violation of the foregoing.

(d)	Third Party Information. The Director recognizes that the Company may have received, and in the future may receive, from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Director agrees that the Director owes the Company and such third parties, during the Term and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or firm and to use it in a manner consistent with, and for the limited purposes permitted by, the Company’s agreement with such third party.

This Section 7 shall survive the termination of this Agreement for any reason. In the event the Director breaches this Section 7, the Company shall have right to seek remedies permissible under applicable law.

8.	DIRECTOR COVENANTS

(a)	Non-Competition and Non-Solicitation. Subject to applicable law, the Director agrees that during the Term and for a period of one (1) year thereafter for whatever reason:

(i)	The Director will not solicit, canvass or approach clients, customers or contacts of the Company or other persons or entities introduced to the Director in the Director’s capacity as a representative of the Company for the purposes of doing business with such persons or entities which will harm the business relationship between the Company and such persons and/or entities;

(ii)	The Director will not solicit, canvass or approach, or endeavor to solicit, canvass or approach any person who has business communication with the Company or its affiliates to terminate such communication, or who has negotiation with the Company or its affiliates on business cooperation to terminate such negotiation;

(iii)	The Director will not solicit, canvass or persuade or endeavor to solicit, canvass or persuade in any way, or intend to or actually disturb the Company’s business in any way or endeavor to do the foresaid activities in order that (1) any current client or supplier of the Company or its affiliates becomes a client or supplier of an entity or individual competing with the Company or any of its affiliates; or (2) any current client or supplier of the Company or its affiliates terminates the cooperation with the Company or its affiliates; and

(iv)	The Director will not seek, directly or indirectly, by the offer of alternative employment or other inducement whatsoever, to solicit the services of any employee of the Company employed as at or after the date of such termination, or in the year preceding such termination;

The provisions contained in Section 8(a) are considered reasonable by the Director and the Company. In the event that any such provisions should be found to be void under applicable laws but would be valid if some part thereof was deleted or the period or area of application reduced, such provisions shall apply with such modification as may be necessary to make them valid and effective.

(b)	Disparaging Statements. At all times during and after the period in which the Director is a member of the Board and at all times thereafter, the Director shall not either verbally, in writing, electronically or otherwise: (i) make any derogatory or disparaging statements about the Company, any of its affiliates, any of their respective officers, directors, shareholder(s), employees and agents, or any of the Company’s current or past customers or employees, or (ii) make any public statement or perform or do any other act prejudicial or injurious to the reputation or goodwill of the Company or any of its affiliates or otherwise interfere with the business of the Company or any of its affiliates; provided, however, that nothing in this paragraph shall preclude the Director from complying with all obligations imposed by law or legal compulsion, and provided, further, however, that nothing in this paragraph shall be deemed applicable to any testimony given by the Director in any legal or administrative proceedings.

This Section 8 shall survive the termination of this Agreement for any reason. In the event the Director breaches this Section 8, the Company shall have right to seek remedies permissible under applicable law.

9.	WITHHOLDING TAXES

Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such national, provincial, local or any other income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

10.	INDEMNIFICATION

The Company agrees to indemnify the Director for [his/her] activities as a director of the Company to the fullest extent permitted by law, and to cover the Director under any directors and officers liability insurance obtained by the Company. Further, the Company and the Director agree to enter into an indemnification agreement substantially in the form of agreement entered into by the Company and its other Board members.

11.	ASSIGNMENT

This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that in the event of a Change of Control Transaction, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

12.	SEVERABILITY

If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

13.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement and understanding between the Director and the Company regarding the terms of the Employment and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter, including any prior agreements between the Director and a member of the Group. The Director acknowledges that [he/she] has not entered into this Agreement in reliance upon any representation, warranty or undertaking which is not set forth in this Agreement. Any amendment to this Agreement must be in writing and signed by the Director and the Company.

14.	GOVERNING LAW; JURISDICTION

This Agreement shall be governed by and construed in accordance with the laws of the Cayman Islands. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any Cayman court and the parties hereto hereby consent to the jurisdiction of such courts in any such action or proceeding; provided, however, that neither party shall commence any such action or proceeding unless prior thereto the parties have in good faith attempted to resolve the claim, dispute or cause of action which is the subject of such action or proceeding through mediation by an independent third party.

15.	AMENDMENT

This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

16.	WAIVER

Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

17.	NOTICES

All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made if (i) delivered by hand, (ii) otherwise delivered against receipt therefor, or (iii) sent by a recognized courier with next-day or second-day delivery to the last known address of the other party.

18.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

19.	NO INTERPRETATION AGAINST DRAFTER

Each party recognizes that this Agreement is a legally binding contract and acknowledges that it, he has had the opportunity to consult with legal counsel of choice. In any construction of the terms of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such terms.

[Remainder of this page has been left intentionally blank]

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

COMPANY:

AsiaPac AdTechinno Group Limited

By:
Name:	Chan Chor Koon
Title:	Chairman of the Board of Directors

DIRECTOR:

By:
Name:

[Signature Page to Director Agreement]